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                                                                     EXHIBIT 5.1

                                KING & SPALDING

                              191 Peachtree Street
                          Atlanta, Georgia 30303-1763

                                 April 2, 1999

AGCO Corporation
4205 River Green Parkway
Duluth, Georgia 30096

     Re:  AGCO Corporation -- Registration Statement on
          Form S-8 relating to 1,600,000 shares of Common Stock

Ladies and Gentlemen:

     We have acted as counsel for AGCO Corporation, a Delaware corporation (the "Company"), in connection with the preparation of a Registration Statement on Form S-8 (the "Registration Statement") filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended, relating to the registration of an additional 1,600,000 shares of the Company's Common Stock, par value $.01 per share (the "Shares"), issuable by the Company upon the exercise of options (the "Options") granted pursuant to the AGCO Corporation 1991 Stock Option Plan, as amended (the "Option Plan").

     In connection with this opinion, we have examined and relied upon such records, documents, certificates and other instruments as in our judgment are necessary or appropriate to form the basis for the opinions hereinafter set forth. In all such examinations, we have assumed the genuineness of signatures on original documents and the conformity to such original documents of all copies submitted to us as certified, conformed or photographic copies, and as to certificates of public officials, we have assumed the same to have been properly given and to be accurate. As to matters of fact material to this opinion, we have relied upon statements and representations of representatives of the Company and of public officials.

     For purposes of this opinion, we have assumed the following: (i) the Shares that may be issued upon exercise of the Options granted pursuant to the Option Plan will continue to be duly authorized on the dates of such issuance and
(ii) on the date on which any Option is exercised, such Option will have been duly issued and delivered by the Company and will constitute the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms subject, as to enforceability, to applicable bankruptcy, reorganization, moratorium or similar laws affecting creditors' rights generally, general equitable principles and the discretion of courts in granting equitable remedies.

     The opinions expressed herein are limited in all respects to the federal laws of the United States of America and the laws of the State of Delaware, and no opinion is expressed with respect to the laws of any other jurisdiction or any effect which such laws may have on the opinions expressed herein. This opinion is limited to the matters stated herein, and no opinion is implied or may be inferred beyond the matters expressly stated herein.


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     Based upon the foregoing and subject to the limitations, qualifications and assumptions set forth herein, we are of the opinion that:

     (i)  The Shares are duly authorized.

     (ii) When the Shares are issued upon exercise of Options against payment therefor, as provided in the Option Plan, such Shares will be validly issued, fully paid and nonassessable.

     This opinion is given as of the date hereof, and we assume no obligation to advise you after the date hereof of facts or circumstances that come to our attention or changes in law that occur which could affect the opinions contained herein. This letter is being rendered solely for the benefit of the Company in connection with the matters addressed herein. This opinion may not be furnished to or relied upon by any person or entity for any purpose without our prior written consent.

     We hereby consent to the filing of this opinion as an Exhibit to the Registration Statement.

                               Very truly yours,


                               King & Spalding